Exhibit 99.1

Financial Contact:     James S. Gulmi (615) 367-8325
Media Contact:    Claire S. McCall (615) 367-8283

GENESCO REPORTS THIRD QUARTER FISCAL 2014 RESULTS

NASHVILLE, Tenn., Dec. 6, 2013 --- Genesco Inc. (NYSE:GCO) today reported earnings from continuing operations for the third quarter ended November 2, 2013, of $27.8 million, or $1.18 per diluted share, compared to earnings from continuing operations of $42.2 million, or $1.76 per diluted share, for the third quarter ended October 27, 2012. Fiscal 2014 third quarter results reflect pretax items of $8.5 million, or $0.25 per diluted share after tax, including $4.0 million of expenses related to the change in accounting for deferred bonuses under the Company’s EVA Incentive Plan announced by the Company in September 2013, $3.0 million of expenses related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited which are required to be expensed as compensation because the payment is contingent upon the payees' continued employment, and $1.5 million for network intrusion expenses, asset impairment charges and other legal matters. Fiscal 2013 third quarter results reflect net pretax items of $1.5 million, or $0.08 per diluted share after tax, including a reduction in expenses of $1.8 million related to the change in accounting for deferred bonuses under the EVA Incentive Plan offset by compensation expense related to deferred purchase price payments in connection with the acquisition of Schuh Group Limited, asset impairments and other legal matters, decreased by tax rate adjustments of $0.40 per diluted share.

Adjusted for the items described above in both periods, earnings from continuing operations were $33.8 million, or $1.43 per diluted share, for the third quarter of Fiscal 2014, compared to earnings from continuing operations of $34.5 million, or $1.44 per diluted share, for the third quarter of Fiscal 2013. For consistency with Fiscal 2014's previously announced earnings expectations and with previously reported adjusted results for the prior year period, the Company believes that the disclosure of the results from continuing operations adjusted for these items will be useful to investors. A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles with the adjusted earnings and earnings per share numbers presented in this paragraph is set forth on Schedule B to this press release.

Net sales for the third quarter of Fiscal 2014 increased 0.3% to $666.3 million from $664.5 million in the third quarter of Fiscal 2013. Comparable store sales in the third quarter of Fiscal 2014 decreased by 1% for the Company, with a 5% increase in the Lids Sports Group, a 2% decrease in the Journeys Group, a 10% decrease in the Schuh Group, and a 7% increase in the Johnston & Murphy Group.

Robert J. Dennis, Genesco chairman, president and chief executive officer, said, “As we expected, easier comparisons in our U.S.-based retail businesses as the third quarter progressed allowed for a modest improvement in consolidated comparable sales relative to recent quarters and overall results in line with our expectations.

“Comparable sales for the fourth quarter to date through Tuesday, December 3, were flat. Because the retail environment remains somewhat choppy and the calendar shifts make meaningful comparisons difficult, we are adopting a slightly more cautious outlook for the balance of the year.

“We now expect adjusted diluted earnings per share to be in the range of $5.10 to $5.20, compared to Fiscal 2013's adjusted earnings per share of $5.06. Consistent with our previous guidance, these expectations do not include non-cash asset impairments, network intrusion expenses and other legal

Exhibit 99.1

matters or the net gain on a Journeys New York City store lease termination reported in the second quarter. We estimate that these items will be in the range of $1.0 million to $2.0 million pretax, or $0.03 to $0.05 per share, after tax, in Fiscal 2014. They also do not reflect compensation expense associated with the Schuh deferred purchase price as described above, which is currently estimated at approximately $11.5 million, or $0.49 per diluted share, or expense related to the change in accounting for the Company’s EVA Incentive Plan bonus accruals, which we believe could range as high as $14.1 million pretax, or $0.37 per share, after tax, for the full year. This guidance assumes a comparable sales decrease in the low single digit range for the full fiscal year, including a low single digit increase in the fourth quarter."

A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to U.S. Generally Accepted Accounting Principles is included in Schedule B to this press release.

Dennis concluded, “We continue to focus on successfully navigating the current headwinds while staying the course on our long-term strategic direction. We recently updated our 5-year plan and now expect annual sales to hit $3.9 billion and operating margins to be approximately 9% to 9.5% by Fiscal 2018. We remain confident in our strategic position and our ability to achieve our growth targets and generate increased value for our shareholders.”

Conference Call and Management Commentary

The Company has posted detailed financial commentary in writing on its website, www.genesco.com, in the investor relations section. The Company's live conference call on December 6, 2013 at 7:30 a.m. (Central time), may be accessed through the Company's internet website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Cautionary Note Concerning Forward-Looking Statements

This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, earnings, expenses and operating margins), and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates reflected in forward-looking statements, including the amount of required accruals related to the earn-out bonus potentially payable to Schuh management based on the achievement of certain performance objectives; the expense related to the change in accounting for the Company’s EVA Incentive Plan bonus accruals; the costs of responding to and liability in connection with the network intrusion announced in December 2010; the timing and amount of non-cash asset impairments, potentially including fixed assets in retail stores and intangible assets of acquired businesses; weakness in the consumer economy; competition in the Company's markets; inability of customers to obtain credit; fashion trends that affect the sales or product margins of the Company's retail product offerings; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases

Exhibit 99.1

in existing stores and maintain reductions in occupancy costs achieved in recent lease negotiations, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; disruptions in the Company’s information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,525 retail stores and leased departments throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Underground by Journeys, Schuh, Lids, Lids Locker Room, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundbyjourneys.com, www.schuh.co.uk, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.lidsteamsports.com, www.lidsclubhouse.com, www.suregripfootwear.com and www.dockersshoes.com. The Company’s Lids Sports Group division operates the Lids headwear stores and the lids.com website, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores, and the Lids Team Sports team dealer business. In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the licensed Dockers brand, SureGrip, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Nine Months Ended
	Nov. 2,	Oct. 27,	Nov. 2,	Oct. 27,
In Thousands	2013	2012	2013	2012
Net sales	$666,332	$664,458	$1,832,466	$1,808,124
Cost of sales	334,171	330,046	919,060	893,747
Selling and administrative expenses*	283,702	279,847	829,506	806,425
Asset impairments and other, net	1,480	357	(4,331)	896
Earnings from operations	46,979	54,208	88,231	107,056
Interest expense, net	1,190	1,301	3,369	3,625
Earnings from continuing operations
before income taxes	45,789	52,907	84,862	103,431

Income tax expense	17,993	10,686	34,092	29,447
Earnings from continuing operations	27,796	42,221	50,770	73,984

Provision for discontinued operations	(46)	(94)	(270)	(312)
Net Earnings	$27,750	$42,127	$50,500	$73,672

*Includes $3.0 million and $8.7 million in deferred payments related to the Schuh acquisition in the third quarter and first nine months ended November 2, 2013, respectively, and $3.0 million and $8.9 million for the third quarter and first nine months ended October 27, 2012, respectively.

Earnings Per Share Information
	Three Months Ended		Nine Months Ended
	Nov. 2,	Oct. 27,	Nov. 2,	Oct. 27,
In Thousands (except per share amounts)	2013	2012	2013	2012
Preferred dividend requirements	$—	$33	$33	$114

Average common shares - Basic EPS	23,329	23,584	23,299	23,653

Basic earnings per share:
From continuing operations	$1.19	$1.79	$2.18	$3.12
Net earnings	$1.19	$1.78	$2.17	$3.11

Average common and common
equivalent shares - Diluted EPS	23,604	23,996	23,619	24,121

Diluted earnings per share:
From continuing operations	$1.18	$1.76	$2.15	$3.07
Net earnings	$1.18	$1.76	$2.14	$3.05

Exhibit 99.1

GENESCO INC.

Consolidated Earnings Summary
	Three Months Ended		Nine Months Ended
	Nov. 2,	Oct. 27,	Nov. 2,	Oct. 27,
In Thousands	2013	2012	2013	2012
Sales:
Journeys Group	$281,093	$300,718	$760,707	$773,997
Schuh Group	92,556	92,250	242,988	243,718
Lids Sports Group	199,154	185,737	569,515	550,752
Johnston & Murphy Group	61,689	53,079	173,372	152,771
Licensed Brands	31,630	32,450	84,854	85,972
Corporate and Other	210	224	1,030	914
Net Sales	$666,332	$664,458	$1,832,466	$1,808,124
Operating Income (Loss):
Journeys Group	$32,268	$38,456	$56,198	$67,651
Schuh Group (1)	1,945	3,602	(4,131)	1,713
Lids Sports Group	11,996	18,057	35,517	56,785
Johnston & Murphy Group	4,833	3,149	10,432	8,950
Licensed Brands	4,112	3,731	8,504	8,530
Corporate and Other (2)	(8,175)	(12,787)	(18,289)	(36,573)
Earnings from operations	46,979	54,208	88,231	107,056
Interest, net	1,190	1,301	3,369	3,625
Earnings from continuing operations
before income taxes	45,789	52,907	84,862	103,431
Income tax expense	17,993	10,686	34,092	29,447
Earnings from continuing operations	27,796	42,221	50,770	73,984

Provision for discontinued operations	(46)	(94)	(270)	(312)
Net Earnings	$27,750	$42,127	$50,500	$73,672

(1)Includes $3.0 million and $8.7 million in deferred payments related to the Schuh acquisition in the third quarter and first nine months ended November 2, 2013, respectively, and $3.0 million and $8.9 million for the third quarter and first nine months ended October 27, 2012, respectively.

(2)Includes a $1.5 million charge in the third quarter of Fiscal 2014 which includes $0.8 million for network intrusion expenses, $0.4 million for asset impairments and $0.3 million for other legal matters. Includes $4.3 million income for the first nine months of Fiscal 2014 which includes an $8.3 million gain on a lease termination, partially offset by $1.8 million for asset impairments, $1.4 million for network intrusion expenses and $0.8 million for other legal matters. Includes a $0.4 million charge in the third quarter of Fiscal 2013 which includes $0.3 million for asset impairments and $0.1 million for other legal matters and includes a $0.9 million charge in the first nine months of Fiscal 2013 which includes $0.7 million for asset impairments, $0.1 million for network intrusion expenses and $0.1 million for other legal matters.

Exhibit 99.1

GENESCO INC.

Consolidated Balance Sheet
	Nov. 2,	Oct. 27,
In Thousands	2013	2012
Assets
Cash and cash equivalents	$32,250	$39,890
Accounts receivable	64,235	61,006
Inventories	694,256	600,251
Other current assets	78,820	65,629
Total current assets	869,561	766,776
Property and equipment	268,985	239,499
Other non-current assets	407,257	419,347
Total Assets	$1,545,803	$1,425,622
Liabilities and Equity
Accounts payable	$265,067	$219,826
Other current liabilities	144,920	158,395
Total current liabilities	409,987	378,221
Long-term debt	92,361	86,296
Other long-term liabilities	181,857	172,182
Equity	861,598	788,923
Total Liabilities and Equity	$1,545,803	$1,425,622

Exhibit 99.1

GENESCO INC.

Retail Units Operated - Nine Months Ended November 2, 2013
	Balance	Acquisi-			Balance	Acquisi-			Balance
	1/28/2012	tions	Open	Close	2/2/2013	tions	Open	Close	11/2/2013
Journeys Group	1,154	—	32	29	1,157	—	23	19	1,161
Journeys	812	—	22	14	820	—	12	9	823
Underground by Journeys	137	—	—	7	130	—	—	9	121
Journeys Kidz	152	—	9	5	156	—	11	1	166
Shi by Journeys	53	—	1	3	51	—	—	—	51
Schuh Group	78	—	16	2	92	—	25	20	97
Schuh UK*	56	—	15	1	70	—	25	8	87
Schuh ROI	8	—	1	—	9	—	—	—	9
Schuh Concessions*	14	—	—	1	13	—	—	12	1
Lids Sports Group	1,002	33	47	29	1,053	7	77	23	1,114
Johnston & Murphy Group	153	—	9	5	157	—	10	2	165
Shops	103	—	4	5	102	—	5	2	105
Factory Outlets	50	—	5	—	55	—	5	—	60
Total Retail Units	2,387	33	104	65	2,459	7	135	64	2,537
Permanent Units*					2,446	7	125	46	2,532

Retail Units Operated - Three Months Ended November 2, 2013
	Balance	Acquisi-			Balance
	8/3/2013	tions	Open	Close	11/2/2013
Journeys Group	1,159	—	5	3	1,161
Journeys	822	—	2	1	823
Underground by Journeys	123	—	—	2	121
Journeys Kidz	163	—	3	—	166
Shi by Journeys	51	—	—	—	51
Schuh Group	95	—	6	4	97
Schuh UK*	84	—	6	3	87
Schuh ROI	9	—	—	—	9
Schuh Concessions*	2	—	—	1	1
Lids Sports Group	1,071	—	49	6	1,114
Johnston & Murphy Group	163	—	2	—	165
Shops	104	—	1	—	105
Factory Outlets	59	—	1	—	60
Total Retail Units	2,488	—	62	13	2,537
Permanent Units*	2,479	—	62	9	2,532

*Excludes Schuh Concessions, which are expected to close this year and temporary "pop-up" locations.

Exhibit 99.1

Genesco Inc.

Comparable Sales (including same store and comparable direct sales)
	Three Months Ended		Nine Months Ended
	Nov. 2,	Oct. 27,	Nov. 2,	Oct. 27,
	2013	2012	2013	2012
Journeys Group	(2)%	8%	(2)%	9%
Schuh Group	(10)%	9%	(9)%	9%
Lids Sports Group	5%	(5)%	(1)%	0%
Johnston & Murphy Group	7%	8%	7%	5%
Total Comparable Sales	(1)%	5%	(2)%	6%

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Third Quarter Ended November 2, 2013 and October 27, 2012

	Third	Impact on	Third	Impact on
	Quarter	Diluted	Quarter	Diluted
In Thousands (except per share amounts)	Oct 2013	EPS	Oct 2012	EPS
Earnings from continuing operations, as reported	$27,796	$1.18	$42,221	$1.76

Adjustments: (1)
Impairment charges	215	0.01	179	0.01
Deferred payment - Schuh acquisition	2,949	0.12	2,971	0.12
Change in accounting for bonus awards	2,541	0.11	(1,160)	(0.05)
Other legal matters	169	0.01	46	—
Network intrusion expenses	536	0.02	—	—
Higher (lower) effective tax rate	(382)	(0.02)	(9,786)	(0.4)

Adjusted earnings from continuing operations (2)	$33,824	$1.43	$34,471	$1.44

(1) All adjustments are net of tax where applicable. The tax rate for the third quarter of Fiscal 2014 is 37.6% excluding a FIN 48 discrete item of less than $0.1 million. The tax rate for the third quarter of Fiscal 2013 is 36.6% excluding a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 23.6 million and 24.0 million share count for Fiscal 2014 and 2013, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Genesco Inc.
Adjustments to Reported Operating Income
Third Quarter Ended November 2, 2013

	Three Months ended November 2, 2013
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$32,268	$968	$33,236
Schuh Group*	1,945	3,903	5,848
Lids Sports Group	11,996	—	11,996
Johnston & Murphy Group	4,833	10	4,843
Licensed Brands	4,112	4	4,116
Corporate and Other	(8,175)	3,598	(4,577)
Total Operating Income	$46,979	$8,483	$55,462
*Schuh Group adjustments include $3.0 million in deferred purchase price payments.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Third Quarter Ended October 27, 2012

	Three Months ended October 27, 2012
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$38,456	$(1,383)	$37,073
Schuh Group*	3,602	2,078	5,680
Lids Sports Group	18,057	516	18,573
Johnston & Murphy Group	3,149	9	3,158
Licensed Brands	3,731	(7)	3,724
Corporate and Other	(12,787)	285	(12,502)
Total Operating Income	$54,208	$1,498	$55,706
*Schuh Group adjustments include $3.0 million in deferred purchase price payments.

Genesco Inc.
Adjustments to Reported Earnings from Continuing Operations
Nine Months Ended November 2, 2013 and October 27, 2012

		Impact on		Impact on
	9 mos	Diluted	9 mos	Diluted
In Thousands (except per share amounts)	Oct 2013	EPS	Oct 2012	EPS
Earnings from continuing operations, as reported	$50,770	$2.15	$73,984	$3.07

Adjustments: (1)
Impairment charges	1,108	0.05	456	0.02
Deferred payment - Schuh acquisition	8,651	0.36	8,854	0.37
Gain on lease termination	(2,077)	(0.09)	—	—
Change in accounting for bonus awards	10,319	0.44	(1,088)	(0.05)
Other legal matters	471	0.02	46	—
Network intrusion expenses	896	0.04	65	—
Higher (lower) effective tax rate	(877)	(0.04)	(11,922)	(0.49)

Adjusted earnings from continuing operations (2)	$69,261	$2.93	$70,395	$2.92

(1) All adjustments are net of tax where applicable. The tax rate for the first nine months of Fiscal 2014 is 37.3% excluding a FIN 48 discrete item of $0.1 million. The tax rate for the first nine months of Fiscal 2013 is 36.6% excluding a FIN 48 discrete item of $0.3 million.

(2) EPS reflects 23.6 million and 24.1 million share count for Fiscal 2014 and 2013, respectively, which includes common stock equivalents in both years.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Reported Operating Income
Nine Months Ended November 2, 2013

	Nine Months ended November 2, 2013
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group*	$56,198	$7,028	$63,226
Schuh Group**	(4,131)	12,595	8,464
Lids Sports Group	35,517	1,676	37,193
Johnston & Murphy Group	10,432	23	10,455
Licensed Brands	8,504	—	8,504
Corporate and Other*	(18,289)	4,441	(13,848)
Total Operating Income	$88,231	$25,763	$113,994
*Journeys Group and Corporate adjustments include $3.5 million and $1.5 million, respectively, in bonus adjustments resulting from the gain on a lease termination for a Journeys store in the second quarter.
**Schuh Group adjustments include $8.7 million in deferred purchase price payments.

Genesco Inc.
Adjustments to Reported Operating Income
Nine Months Ended October 27, 2012

	Nine Months ended October 27, 2012
	Operating	Bonus Adj	Adj Operating
In Thousands	Income	and Other	Income
Journeys Group	$67,651	$(3,231)	$64,420
Schuh Group*	1,713	6,354	8,067
Lids Sports Group	56,785	1,527	58,312
Johnston & Murphy Group	8,950	31	8,981
Licensed Brands	8,530	(14)	8,516
Corporate and Other	(36,573)	3,367	(33,206)
Total Operating Income	$107,056	$8,034	$115,090
*Schuh Group adjustments include $3.0 million in deferred purchase price payments.

Exhibit 99.1

Schedule B

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 1, 2014

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2014		Fiscal 2014
Forecasted earnings from continuing operations	$101,039	$4.29	$99,304	$4.21

Adjustments: (1)
Impairment/Gain on lease termination	1,248	0.05	624	0.03
Change in accounting for bonus awards	8,808	0.37	8,808	0.37
Deferred payment - Schuh acquisition	11,540	0.49	11,540	0.49

Adjusted forecasted earnings from continuing operations (2)	$122,635	$5.20	$120,276	$5.10

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2014 is approximately 37.6% excluding a FIN 48 discrete item of $0.1 million.

(2) EPS reflects 23.6 million share count for Fiscal 2014 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.